As filed with the Securities and Exchange Commission on July 26, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

CTS CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	35-0225010
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4925 Indiana Avenue Lisle, IL	60532
(Address of principal executive office)	(Zip Code)

CTS Corporation 2018 Equity and Incentive Compensation Plan
(Full title of the plan)

Luis F. Machado
Vice President, General Counsel and Secretary
4925 Indiana Avenue
Lisle, IL 60532
(Name and address of agent for service)

(630) 577-8800
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered(1)(2)	offering price per share (3)	aggregate offering price(3)	registration fee
Common Stock, without par value	2,500,000	$37.20	$93,000,000	$11,579.00
(1)      Represents the maximum number of shares of common stock, without par value per share (“Common Stock”), of CTS Corporation (the “Registrant”) issuable pursuant to the CTS Corporation 2018 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on July 23, 2018, which is a date within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 (Commission File No. 001-04639), filed with the Commission on February 23, 2018;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2018 (Commission File No. 001-04639), filed with the Commission on April 26, 2018, and for the period ended June 30, 2018 (Commission File No. 001-04639), filed with the Commission on July 26, 2018;

(c)
The Registrant’s Current Reports on Form 8-K (Commission File No. 001-04639), filed with the Commission on April 4, 2018, May 18, 2018 (as amended on May 24, 2018), May 21, 2018, May 22, 2018 and July 26, 2018; and

(d)
The description of the Registrant’s Common Stock set forth in a Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on May 19, 2004, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary of the material provisions of the Registrant’s bylaws, articles of incorporation, indemnification agreements with its officers and directors and the Indiana Business Corporation Law that relates to indemnification of directors and officers, is not intended to be exclusive and is qualified in its entirety by the full text of such bylaws, articles of incorporation, indemnification agreements and laws.
The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful.
The Registrant’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no director or officer of the Registrant will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.
Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified from all liabilities arising out of their actions or inactions in the performance of their respective duties as officers and directors of the Registrant and for their status as a current or former director or officer of the Registrant.
The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 5 to the Registrant's Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on September 1, 1998)

4.2
Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K (Commission Filed No. 001-04639) filed with the Commission on February 8, 2010)

4.3	CTS Corporation 2018 Equity and Incentive Compensation Plan

5.1	Opinion of Counsel

23.1	Consent of Grant Thornton LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on this 26th day of July, 2018.

CTS CORPORATION

By:	/s/ Luis F. Machado
Luis Machado
Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Kieran O’Sullivan	President and Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2018

*
Ashish Agrawal	Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2018

*
William Cahill	Chief Accounting Officer (Principal Accounting Officer)	July 26, 2018

*
Robert A. Profusek	Director	July 26, 2018

*
Patricia K. Collawan	Director	July 26, 2018

*
Gordon Hunter	Director	July 26, 2018

*
William S. Johnson	Director	July 26, 2018

*
Diana M. Murphy	Director	July 26, 2018

*
Alfonso G. Zulueta	Director	July 26, 2018

*                 This Registration Statement has been signed on behalf of the above officers and directors by Luis F. Machado, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Date: July 26, 2018

By:	/s/ Luis Machado
Luis Machado, as Attorney-in-Fact